Exhibit 99.1

Tom Arnoy Resigns as CEO of Zedge

Michael Jonas, Chairman of the Board, Appointed Interim CEO

New York, NY & Trondheim, Norway – September 3, 2019: Zedge, Inc. (NYSE AMERICAN: ZDGE) announced today that Tom Arnoy, Zedge’s co-founder and CEO has resigned, effective August 31, 2019. Michael Jonas, Chairman of the Board, has been named interim CEO as the Company commences the process of identifying a replacement.

“Since founding Zedge over 15 years ago, I have had the privilege of working with an exceptionally dedicated and talented team that is responsible for establishing our leading market position,” said Tom Arnoy, co-founder of Zedge. “After much reflection, I have determined that the time is right for me to resign to let new leadership drive the company’s future growth. Zedge has a restructured organization and an extremely talented team that has begun to expand beyond mobile phone personalization. I am proud of all we have accomplished together and want to thank my co-workers and the tens of millions of Zedge users for entrusting the company with their confidence. I would also like to thank Howard Jonas for seeing the potential in Zedge more than a decade ago and for backing the company ever since. I look forward to following Zedge’s future success.”

“We want to express our deep appreciation for Tom’s many contributions in establishing Zedge as the de facto standard for phone personalization content,” said Michael Jonas, Chairman and interim CEO of Zedge. “It was no small feat to grow organically to over 400 million app installs and we applaud Tom’s vision and leadership for this achievement. I’m looking forward to working together with our exemplary team as we execute on the next phase of our evolution - branching out into new content verticals such as chat stories. We wish Tom all the best in his future endeavors.”

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge offers a state-of-the-art digital publishing platform that powers its consumer-facing app availing users with a host of digital content – wallpapers, video wallpapers, ringtones, and stickers – and soon to include chat stories and other engaging content. Zedge’s creators are amateur and professional artists as well as new and major brands who can easily launch a virtual storefront in Zedge where they can market and sell their content to an extensive user base. Our app has been downloaded close to 400 million times, and boasts close to 35 million monthly active users.

Contact:

Jonathan Reich

ir@zedge.net